Exhibit  10.34

                         AGREEMENT CONCERNING EMPLOYMENT


      THIS AGREEMENT CONCERNING EMPLOYMENT (the "Agreement") is made and entered into this 15th day of January, 1999, at Hastings, Nebraska, by and between GIBRALTAR PACKAGING GROUP, INC., a Delaware corporation (hereinafter referred to as "Gibraltar"), and JOHN W. LLOYD, an individual residing at 270 Warner Hill Rd., Southport, CT 06490 (hereinafter referred to as "Lloyd").

                                    RECITALS:

      A. Gibraltar has engaged Lloyd to serve as an employee of Gibraltar, and has been elected by Gibraltar to the offices of Executive Vice President and Chief Financial Officer, and Lloyd has been serving in such capacities.

      B. The parties now desire to formalize and modify their understandings related to certain terms and conditions of Lloyd's employment, as set forth below.
      Accordingly, the parties hereto agree as follows:

      1. COMPENSATION. During the period of Lloyd's employment (the "Employment Period"), Lloyd shall receive the following compensation:

            (a) A salary which shall be at an annual rate of not less than Two Hundred Thousand Seven Hundred Thirty Nine Dollars ($200,739), payable not less frequently than semi-monthly.
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            (b) The right to participate in a stock appreciation rights plan, pursuant to the terms thereof, a copy of which is attached hereto, and the related agreement between Gibraltar and Lloyd;

            (c) An opportunity to earn a bonus in an amount not to exceed forty percent (40%) of the salary paid to Lloyd during Gibraltar's fiscal year, with respect to fiscal years ending during the Employment Period, the precise amount of which shall be determined by the Board of Directors, based upon the recommendation of the Compensation Committee; provided, however, that a bonus of thirty percent (30%) will be paid if the base budget is met; and

            (d) The right to participate in all corporate employee benefit programs offered to employees by Gibraltar.

      2. DUTIES. During the Employment Period, Lloyd's job assignments, duties and responsibilities shall be consistent with those of executive vice presidents and chief financial officers of companies of a size comparable to Gibraltar; provided, however, that it is expressly understood and agreed that Lloyd will also devote a portion of his business efforts to Rostra Technologies, Inc. ("Rostra") and that, as a result, Lloyd will not be required to devote all of his business efforts to Gibraltar.

      3. EMPLOYMENT AT WILL. It is understood and agreed that (i) nothing contained in this Agreement is intended to provide a definite duration for Lloyd's employment at Gibraltar, (ii) that the employment relationship remains one of "employment at will" (i.e., terminable by either party), except to the extent that (iii) a termination under the specific circumstances described in this Agreement may entitle Lloyd to receive the severance compensation described below.

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      4.    SEVERANCE COMPENSATION.

            (a) If the employment of Lloyd by Gibraltar should terminate after a "Change of Control" (as defined in subparagraph (b) below) has occurred or has been deemed to have occurred, Gibraltar shall pay severance compensation to Lloyd, whether such termination is instituted by Lloyd or by Gibraltar. The severance compensation shall be the continuing payment to Lloyd of the salary described in paragraph 1(a) above, at the rate in effect immediately prior to such Change of Control but in no event at a rate lower than the rate set forth in paragraph 1(a) above, for a period of one (1) year following the date of termination.

            (b) No severance compensation shall be payable under this Agreement unless and until either (i) a "Change of Control" has occurred or has been deemed to have occurred, while Lloyd is still an active employee of Gibraltar and Lloyd's employment with Gibraltar has ended in connection therewith or within six (6) months thereafter, or (ii) Lloyd's employment with Gibraltar has been terminated in accordance with paragraph 5.

            (c) For purposes of this Agreement, a "Change in Control" shall occur or shall be deemed to have occurred (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that stockholders of Gibraltar immediately before such transaction cease to own at least 51% of the voting stock of Gibraltar or of any entity that results from the participation of Gibraltar in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction, (ii) if the stockholders of Gibraltar approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which Gibraltar does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned), or (iii) if the

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stockholders of Gibraltar approve a plan for the sale, lease, exchange, transfer, assignment or other disposition of all or substantially all the property and assets of Gibraltar (unless such plan is subsequently abandoned).

            (d) Lloyd shall not be required to mitigate damages by seeking other employment or otherwise in order to receive severance compensation hereunder, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Lloyd as the result of employment by another employer after the termination of his employment pursuant hereto.

      5.    TERMINATION IN THE ABSENCE OF A CHANGE OF CONTROL.

            (a) In the absence of a Change of Control, Lloyd shall also be entitled to the compensation provided in paragraph 4 upon the termination of Lloyd's employment, unless such termination is as a result of (i) Lloyd's death,
(ii) Lloyd's "Disability" (as defined in paragraph 5(b) below), (iii) Lloyd's "Retirement" (as defined in paragraph 5(c) below), or (iv) Lloyd's termination by Gibraltar for "Cause" (as defined in paragraph 5(d) below).

            (b) Disability. If, as result of Lloyd's incapacity due to physical or mental illness, Lloyd shall have been absent from his duties with Gibraltar on a full-time basis for six months and within thirty (30) days after written notice of termination is thereafter given by Gibraltar Lloyd shall not have returned to the full-time performance of Lloyd's duties, Gibraltar may terminate this Agreement for "Disability".

            (c) Retirement. The term "Retirement" as used in this Agreement shall mean termination by Gibraltar or by Lloyd of Lloyd's employment after Lloyd has reached age 65, or

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such other age as shall have been fixed in any arrangement established with
Lloyd's consent with respect to Lloyd.

            (d) Cause. "Cause" shall mean (i) final conviction of Lloyd of a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by Lloyd at the expense of Gibraltar, (ii) participation by Lloyd as an employee, officer or holder of more than five percent of the equity in any business engaged in activities in direct competition with Gibraltar without the prior written consent of Gibraltar, or (iii) Lloyd's failure to perform his duties as an employee at substantially the same level as he had performed those duties immediately prior to the date of this Agreement; provided, however, that notwithstanding the foregoing, Lloyd shall not be deemed to have been terminated for "Cause" pursuant to subparagraph (d)(iii) unless and until there shall have been delivered to Lloyd a written notice setting forth his deficiencies, an opportunity for Lloyd to present argument to the contrary to Gibraltar's Board of Directors at a meeting of the Board at which this subject is an agenda item (and of which Lloyd had reasonable notice and at which Lloyd had an opportunity to be heard), and the adoption by the Board of a resolution, approved by the affirmative vote of not less than three-quarters of the members of the Board present at such meeting, finding that in the good faith opinion of the Board Lloyd had failed to perform his duties as an employee at substantially the same level as he had performed those duties immediately prior to the date of this Agreement.

            (e) Notice of Termination. Any termination by Gibraltar pursuant to paragraph 5(b), 5(c) or 5(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which identifies the


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specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Lloyd's employment under the provision so identified. For purposes of this Agreement, no such purported termination by Gibraltar shall be effective without such Notice of Termination.

            (f) Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by Gibraltar for Disability, thirty (30) days after Notice of Termination is given to Lloyd (provided that Lloyd shall not have returned to the performance of Lloyd's duties on a full-time basis during such 30-day period), or (ii) if Lloyd's employment is terminated by Gibraltar for any other reason, the date on which a Notice of Termination is given.

      6. NO EFFECT ON OTHER CONTRACTUAL RIGHTS. The provisions of this Agreement, and any payment provided for hereunder, are not intended to reduce any amounts otherwise payable, or in any way diminish Lloyd's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, stock option plan, employment agreement or other contract, plan or arrangement which may presently be in effect, except to the extent that any such contract, plan or arrangement is directly contrary to any provision hereof, in which case the terms set forth in this Agreement shall prevail.

      7. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

      8. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect

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any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

      9. EFFECT OF CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

      10. REMEDIES CUMULATIVE; NO WAIVER. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available. No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

      11. NOTICES. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to:

            To Employer:            Gibraltar Packaging Group, Inc.
                                    2000 Summit Avenue
                                    Hastings, NE  68902-2148

            Copy to:                Alan M. Rauss, Esquire
                                    Kohrman Jackson & Krantz P.L.L.
                                    1375 East Ninth Street
                                    20th Floor, One Cleveland Center
                                    Cleveland, Ohio  44114

            To Lloyd:               John W. Lloyd
                                    270 Warner Hill Rd.
                                    Southport, CT 06490


      12. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware. The parties

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intend to and hereby do confer jurisdiction upon the courts of any jurisdiction within the State of Delaware to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof.

      13. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between Employer and Lloyd and supersedes all prior agreements and understandings relating to the subject matter hereof.

      IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

                                    GIBRALTAR PACKAGING GROUP, INC.
                                  ("Gibraltar")

                                    By:      /s/ Walter E. Rose
                                          --------------------------------------
                                    Its:     Chairman
                                          --------------------------------------


                                    /s/ John W. Lloyd
                                    --------------------------------------------
                                    JOHN W. LLOYD  ("Lloyd")



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